Schedule I

 Separate Portfolios

CUSTODIAN AGREEMENT

(FOREIGN AND DOMESTIC SECURITIES)

Forum Funds II
and
MUFG Union Bank, N.A.

Effective Date: January 2, 2019

Names of Funds:

ABR Dynamic Blend Equity & Volatility Fund
ABR Dynamic Short Volatility Fund
Acuitas International Small Cap Fund
Acuitas US Microcap Fund
Baywood SociallyResponsible Fund
Baywood ValuePlus Fund
CVR Dynamic Allocation Fund
Dundas International Equity Growth Fund
Gurtin California Municipal Intermediate Value Fund
Gurtin California Municipal Opportunistic Value Fund
Gurtin National Municipal Intermediate Value Fund
Gurtin National Municipal Opportunistic Value Fund
Jaguar Global Property Fund
Jaguar International Property Fund
Semper U.S. Treasury Money Market Fund

By: Forum Funds II	By: MUFG Union Bank, N.A.
“Principal”	“Custodian”

/s/ Jessica Chase	/s/ Brian Davies
Authorized Signature	Authorized Signature

Jessica Chase, President	Brian Davies

January 2, 2019	January 2, 2019
Date	Date